Exhibit 99.2

Pixelworks, Inc. Q2 2017 Conference Call
August 8, 2017

Operator

Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s second quarter 2017 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will conduct a question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Mr. Steve Moore.

Steve Moore

Good afternoon and thank you for joining us today. With me on the call is Todd DeBonis, Pixelworks’ President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the second quarter of 2017.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's belief as of today, Tuesday, August 8, 2017, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income/loss, and net income/loss per share. These non-GAAP measures exclude acquisition-related costs, stock-based compensation expense and certain charges related to the Company’s restructuring in the first half of 2016. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net income/loss to adjusted EBITDA, which provide additional details.

With that said, I will now turn the call over to Todd for his opening remarks.

Todd DeBonis

Thank you, Steve and good afternoon to everyone on today's call.

Beginning with the news that we announced last week, I am very pleased to have closed on our acquisition of ViXS Systems and will talk more about ViXS later in my remarks. I would like to take this time to welcome the ViXS employees to the Pixelworks’ team as well as the prior shareholders of ViXS who are now holders of Pixelworks. I am excited to see what we are able to achieve together as a combined company.

Starting with Pixelworks’ second quarter results. Total revenue was $20.7 million, at the high-end of our $20 to $21 million guidance range, which included roughly $5 million of expected contribution from end-of-life products. Excluding EOL legacy products, second quarter revenue grew 15% sequentially and was up 36% year-over-year, as we continued to achieve strong performance and gain incremental market share in our core Projector business.

Gross margin came in above 54% and operating expenses were within the range of guidance, resulting in net income of 4 cents on a GAAP basis and 10 cents on a non-GAAP basis. This was our third consecutive quarter of profitability, and we generated more than $13 million in cash from operations to end the quarter with over $32 million in net cash. These results stand in stark contrast to where the company was only one year ago when we reported a net loss for the quarter and cash on the balance sheet was only half of what it was at quarter-end. I applaud the entire Pixelworks’ team for their contribution to the significant improvement in the company’s results since that time.

Projector

Shifting to end markets and starting with our projector business - revenue excluding EOL contribution was $15 million, representing 14% sequential growth and 35% growth year-on-year. Similar to last quarter, this growth in part reflects the return to a “more normalized” market environment compared to the inventory and supply channel disruptions that impacted the market in 2016. Our growth exceeded that of the overall projector during this period of normalization, as a result of incremental market share gains and the strong performance of a few key projector customers.

Additionally, we continue to benefit from the restructuring actions we took last year to streamline our projector product lines, including a reduction in the number of SKUs and transition of certain customers to higher-value ASP products. The best evidence of this is the over 300 basis point improvement in our reported gross margin year-over-year. As stated last quarter, we believe projector material margins will generally be in and around current levels going forward.

Let me briefly touch on the general projector market, recent order patterns have remained solid and channel inventory appears to be healthy. As a result, we expect another quarter of strong year-over-year growth in Q3, followed by a continuation of typical quarterly revenue cycles and seasonality in the fourth quarter.

Mobile

In our mobile business - revenue increased by over 50% on both a sequential and year-over basis in the second quarter, driven by increased unit shipments of our Iris chip in support of multiple ASUS devices. Although still a relatively small contributor, mobile revenue in the second quarter did include the first revenue from commercial production of our 3rd generation processor.

Our sales team is doing an excellent job of engaging prospective customers and evangelizing the benefits and value proposition of Pixelworks’ technology. Mobile OEMs are increasingly interested in ways to differentiate their products by offering a superior visual experience. This is especially evident in the actions taken by a number of market leaders during the first half of the year with product launches that highlighted high dynamic range (or HDR), wider color gamut and adaptive displays. Further supporting the transition to more advanced mobile displays is the increasing availability and marketing of premium quality content on these devices. Streaming content providers, including Amazon and Netflix, continue to roll-out additional premium services that require a certified device with a high-performance display in order to view the highest quality content. My point here is really two-fold - first, there continues to be evidence the market is moving in the direction of Pixelworks’ technology - and two, many of these trends are still in relatively early stages.

Since previewing it at our analyst day in May, we successfully taped-out our 4th generation Iris mobile processor, and we are currently on track to sample the 4th gen device with customers in the fourth quarter. This device was specifically designed to lower the hurdles for OEM adoption, including significant improvement in power, size and cost. The 4th generation device will offer new advanced features and functionality that have the potential to broaden the segment of the mobile market we are targeting today.

Our focus remains on what we can control at Pixelworks - namely positioning our technology and product roadmap in an effective way to lower the hurdles and encourage broader adoption by leading global manufacturers of handsets and mobile devices. Driving the adoption of any new technology is always difficult, however we continue to be very encouraged by the progress we are making and are comfortable with our positioning relative to the emerging trends in the broader mobile market.

ViXS

Turning now to ViXS - I recently had my first meetings with a number of current and prospective ViXS customers, and following those meetings I’m encouraged about both the market opportunities for their current offerings, as well as the expanded opportunities created by the complementary technologies of the two companies. Additionally, the customers and prospective customers were excited about the acquisition given its positive impact on the financial strength of the combined company. They indicated it gives them even more of a reason to commit to new business.

Together Pixelworks and ViXS create an impressive and complementary portfolio of image, video and streaming intellectual property. More importantly, this transaction meaningfully increases the scale of our R&D resources to further support current and future technology development. Over time, we believe the combination of Pixelworks' visual display processing and ViXS' comprehensive end-to-end delivery technologies will enable us to offer new and innovative visual display and video streaming solutions.

ViXS has existing products that address multiple emerging market trends that we believe represent compelling opportunities - collectively these products have the potential to drive substantial revenue growth through 2018. Following the divestiture of their legacy MoCA business earlier this year, ViXS’ remaining products and solutions can be grouped into two general categories:

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One group includes Professional Video and Video Delivery for Enterprise and Infrastructure - these solutions primarily consist of IP-based Media Gateways and Professional Decoders and leverage encoding, transcoding and best-in-class HEVC (or High Efficiency Video Coding) decoding technology, including the world’s only HEVC capable of 12-bit HDR.

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The other category is Consumer - where ViXS has numerous solutions for UHD, HDR and over-the-air, or OTA streaming, which includes the ability to optimize streaming video based on the device capability and available bandwidth, also known as adaptive bit-rate streaming (ABR).

Many of these solutions are increasingly relevant as the ecosystem tries to satisfy growing consumer demand to view content anytime, anywhere, and on any device. Given these trends, one area we are particularly excited about is over-the-air, or OTA, solutions. This plays directly into the growing trend know as cord cutting, where consumers abandon expensive pay-TV subscriptions in favor of a combination of free over-the-air HD TV and services like Sling TV, DirecTV Now and Hulu Live. In fact, the trend is gaining momentum with recent 3rd party estimates suggesting that over 1 million subscribers ‘cut the cord’ during the second quarter, with many of them switching to OTA and over-the top, or OTT solutions. Together with the fact that ViXS began shipping initial production volume of both single and dual band OTA streaming products in the first half of the year, we believe this opportunity is still in the early innings and could prove to be a meaningful driver of incremental growth for Pixelworks.

After we’ve made further progress on the integration during the current quarter, I will plan to address additional ViXS products and market opportunities in more detail as part of future quarterly calls. Finally and most importantly, I do want to emphasize that we remain committed to the acquisition being accretive in 2018.

Concluding Comments

To conclude my remarks, I am very pleased with our financial results for the first half of 2017, which appropriately reflect the dedicated effort and work of our entire team. In addition to the year-over-year growth, we have strengthened the fundamentals in effectively every area of the business - customers, technology, products, operations and finance.

With that I'll turn the call over to Steve to review our second quarter financials and consolidated guidance for the third quarter in more detail. Steve?

Steve Moore

Thank you, Todd.

Revenue for the second quarter of 2017 was $20.7 million, which included $5.1 million of EOL product revenue. This is compared to $22.7 million in the first quarter of 2017 which included $9.2 million of EOL revenue, and revenue of $12.6 million in the second quarter of 2016. Excluding the EOL contribution, revenue in the second quarter of 2017 reflected a 35% year-on-year growth in our digital projection business.

The breakdown of revenue during the second quarter was as follows:

Revenue from ongoing Digital projection products was approximately $15.1 million.

Mobile revenue was approximately $560,000.

And revenue from legacy chips sold as part of the EOL was approximately $5.1 million.

Non-GAAP gross profit margin was 54.4% in the second quarter of 2017, compared to 54.8% in the first quarter of 2017 and 51.6% in the second quarter of 2016.

Non-GAAP operating expenses were $7.6 million in the second quarter of 2017, compared to $8.3 million in the previous quarter and $7 million in the second quarter of 2016. As part of our co-development agreement with a customer, R&D expenses in Q2 included a net benefit of approximately $268,000.

Adjusted EBITDA was $4.7 million for the second quarter of 2017, compared to $5 million in the first quarter of 2017 and $300,000 in the year-ago quarter.

A reconciliation of adjusted EBITDA to GAAP net income/loss may be found in today's press release.

On a non-GAAP basis the Company reported a net profit of $3.2 million, or 10 cents per diluted share, in the second quarter of 2017, as compared to a net profit of $3.8 million, or 12 cents per diluted share, in the prior quarter, and a non-GAAP net loss of $756,000, or 3 cents loss per share, in the second quarter of 2016.

Moving to the balance sheet, cash and cash equivalents increased sequentially by $12.6 million to approximately $32.2 million at the end of the second quarter, as a result of strong cash flow from operations.

Other balance sheet metrics include day’s sales outstanding of 25 days at quarter-end, compared to 38 days at the end of the first quarter. The decrease is primarily due to a large portion of our EOL orders from the prior quarter shipping in the month of March. On an annualized basis, inventory turns increased to 17.2 times in the second quarter, compared to 15.6 times in the prior quarter.

Guidance

Turning now to guidance, which does include a partial quarter of contribution from ViXS Systems, which closed on August 2nd.

For the third quarter of 2017, we expect revenue to be in a range of between $18 and $19 million, which includes approximately $2 million in revenue contribution from ViXS. Additionally, we currently do not expect any meaningful revenue contribution from EOL in the third quarter.

Excluding the anticipated contribution from ViXS and previously recognized EOL revenue, the midpoint of our third quarter revenue guidance would imply organic growth in our core business of 9% sequentially and 37% year-over-year.

We expect non-GAAP gross margin of between 54% and 55%.

Operating expenses on a non-GAAP basis are expected to be between $10 and $11.3 million. These amounts include between $2.5 and $2.8 million in non-GAAP expenses related to ViXS in Q3 2017.

We expect non-GAAP EPS to be in a range of between loss of 6 cents per basic share and income of 1 cent per diluted share. Pixelworks’ base business without ViXS contribution would expect Q3 non-GAAP EPS to range between breakeven and 5 cents per diluted share. We do not expect to breakout these two business categories in the future.

We continue to expect the ViXS acquisition will be accretive to earnings in 2018. We believe that there are significant synergies between the two companies that we intend to act quickly to secure. We also expect that continuing ViXS revenues, especially in the consumer category, to grow in 2018 from 2017 at 30% to 40%.

With that, we will now open the call for questions. Operator.